FORM OF FIRST AMENDMENT TO THE
HORIZON FUNDS FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 4TH day of October, 2016, to the Fund Accounting Servicing Agreement, dated as of February 8, 2016 (the “Agreement”), is entered into by and between HORIZON FUNDS, a Delaware trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Horizon Defined Risk Fund and the Horizon Dynamic Dividend Fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HORIZON FUNDS U.S. BANCORP FUND SERVICES, LLC

By: ______________________________ By: ________________________________

Name: ____________________________ Name: Michael R. McVoy

Title: _____________________________ Title:  Executive Vice President

Amended Exhibit A to the Fund Accounting Servicing Agreement – Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series
Horizon Active Asset Allocation Fund
Horizon Active Risk Assist® Fund
Horizon Active Income Fund
Horizon Defined Risk Fund
Horizon Dynamic Dividend Fund